Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24135) pertaining to the Palm Harbor Homes, Inc. Employee Savings Plan, and in the Registration Statements (Form S-3 No. 333-52535 and Form S-3 No. 333-118669) and in the related Prospectuses of Palm Harbor Homes, Inc. and subsidiaries, of our report dated June 9, 2009 (except for the effects of the adoption of FSP APB 14-1 discussed in Note 1 and the paragraphs included in Note 1 under the heading “Fiscal 2010 Subsequent Events” as to which the date is March 18, 2010), with respect to the consolidated financial statements and schedule of Palm Harbor Homes, Inc. for the year ended March 27, 2009, included in the Current Report (Form 8-K) of Palm Harbor Homes, Inc. dated March 18, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 18, 2010